Exhibit 99.1

American Safety Insurance Holdings, Ltd.

Reports Fourth Quarter and Year End Financial Results

Book Value Per Diluted Share Increased to $30.80, a 6% Increase Year Over Year

HAMILTON, Bermuda, March 6, 2012 – American Safety Insurance Holdings, Ltd. (NYSE:ASI) today reported a net loss of $6.9 million, or $(0.67) per diluted share, for the 2011 fourth quarter, compared to net earnings of $10.6 million, or $0.99 per diluted share, for the same period in 2010. Net earnings for the year ended December 31, 2011, were $10.8 million, or $1.01 per diluted share, compared to $30.5 million, or $2.87 per diluted share, for the year ended 2010.

Financial highlights for the quarter included1:

•	Gross written premiums decreased 8% to $68.1 million

•	Total revenues increased 3% to $68.5 million

•	Net earned premiums increased 5% to $60.4 million

•	The combined ratio was 124.2% compared to 101.4%

Financial highlights for the year included1:

•	Gross written premiums increased 8% to $298.5 million

•	Total revenues increased 16% to $278.5 million

•	Net earned premiums increased 16% to $232.9 million

•	The combined ratio was 112.0% compared to 100.3%

•	Cash flow from operations increased by 4% to $61.9 million

•	Book value increased 6% to $30.80 per diluted share

1All comparisons are with the same period last year unless stated otherwise.

Fourth Quarter Results

E&S gross written premiums totaled $35.8 million compared to $37.9 million, ART gross written premiums were $19.1 million compared to $21.8 million, and Assumed Reinsurance gross written premiums were $13.2 million compared to $14.0 million.

The increase in total revenue to $68.5 million was driven by increased earned premiums of $3.1 million, partially offset by lower investment income. Investment income was $7.7 million as increased invested assets were offset by lower yields.

The combined ratio was 124.2%, composed of a loss ratio of 85.1% and an expense ratio of 39.1%. The loss ratio increased to 85.1% from 59.8% for the same quarter of 2010 due to pre-tax net loss reserve strengthening in the 2011 quarter of $16.4 million (27.2 points), of which $6.5 million (10.8 points) relates to prior accident years and $9.9 million (16.4 points) relates to current accident year losses. The components of the net loss reserve strengthening are: (1) E&S favorable net loss reserve development of $12.2 million, (2) ART net loss reserve strengthening of $18.7 million, (3) Assumed Reinsurance net loss reserve strengthening of $7.9 million, and (4) Run-off net loss reserve strengthening of $2.0 million.

The favorable net loss reserve development in the E&S division was driven primarily by the construction business. Net loss reserve strengthening in the ART division is primarily attributable to one program that was terminated in 2011. In the Assumed Reinsurance division, the net loss reserve strengthening of $7.9 million includes $3.6 million of catastrophe losses and the remainder is primarily associated with one professional liability contract that was non-renewed in 2010.

Year End Results

E&S gross written premiums were $155.5 million compared to $138.2 million, ART gross written premiums were $83.8 million compared to $88.8 million, and Assumed Reinsurance gross written premiums were $59.2 million compared to $50.6 million.

The increase in total revenue to $278.5 million was due to increases in net earned premiums and net realized gains on sales of investments of $32.1 million and $8.7 million, respectively. Investment income was $31.3 million compared to $32.1 million in 2010.

The combined ratio of 112.0% was composed of a loss ratio of 72.7% and an expense ratio of 39.3%. The 2011 loss ratio includes net loss reserve strengthening of $33.6 million (14.4 points), of which $13.4 million (5.7 points) relates to prior accident year loss reserves and $20.2 million (8.7 points) relates to current accident year losses. The components of the reserve strengthening are: (1) E&S net favorable loss reserve development of $8.8 million, (2) ART net reserve strengthening of $23.6 million, (3) Assumed Reinsurance net loss reserve strengthening of $16.8 million and (4) Run-off net loss reserve strengthening of $2.0 million. Included in the 2011 net loss reserve strengthening are $13.5 million (5.8 points) of losses attributable to property catastrophes and other weather events.

The investment portfolio increased 8% to $883.1 million. The book yield at December 31, 2011, was 4.1% and the duration was approximately four.

The Company has completed its 2010 common share repurchase authorization of 500,000 common shares at an average cost of $19.26. On January 24, 2012, the Company’s Board of Directors authorized an additional repurchase of up to 500,000 shares.

Commenting on the results, Stephen R. Crim, Chief Executive Officer, said: “2011 was a difficult year for the property & casualty insurance industry and ASI was not an exception. I am encouraged by our ability to obtain modest rate increases in certain products and the continued favorable performance of our excess and surplus lines business. The execution of our diversification strategy over the past several years has positioned the company well for premium growth and increased profitability as market conditions continue to improve.”

Conference Call

A conference call to discuss fourth quarter and year end 2011 results is scheduled for Wednesday, March 7, 2012, at 9:00 a.m. (Eastern Standard Time), which will be broadcast through Vcall’s Investor Calendar at www.investorcalendar.com, or the Company’s website at www.amsafety.bm. If you are unable to participate at this time, a replay will be available for 30 days, beginning approximately two hours after the call. A transcript of the call will be available on the Company’s website beginning several days after the call.

This press release contains forward-looking statements. The forward-looking statements reflect the Company’s current views with respect to future events and financial performance, including catastrophe and other losses. Forward-looking statements involve risks and uncertainties which may cause actual results to differ materially, including developments in loss trends and adequacy and changes in loss reserves and actuarial assumptions. We have presented Net operating earnings in the Financial and Operating Highlights section which is a non-GAAP financial measure because we believe that investors’ understanding of operating performance is enhanced by this disclosure. Net operating earnings (loss) represent after-tax operational results without consideration of after-tax net investment gains (losses).

About Us:

For 25 years, American Safety Insurance Holdings, Ltd. (NYSE:ASI), a Bermuda holding company, has offered innovative solutions outside the U.S. in the reinsurance and alternative risk markets through its subsidiaries, American Safety Reinsurance, Ltd. and American Safety Assurance, Ltd., and in the U.S. for specialty risks and alternative risk markets through its program administrator, American Safety Insurance Services, Inc., and insurance company subsidiaries and affiliates, American Safety Casualty Insurance Company, American Safety Indemnity Company, American Safety Risk Retention Group, Inc. and American Safety Assurance (Vermont), Inc. As a group, ASI’s insurance subsidiaries and affiliates are rated “A” (Excellent) IX by A.M. Best. For additional information, please visit www.asih.bm.

Contacts:

American Safety Insurance Holdings, Ltd.	American Safety Administrative Services, Inc.
Investor Relations	Media Relations
Stephen R. Crim	Patrick Driscoll, CPA, CPCU
scrim@amsafety.bm	patrick.driscoll@amsafety.com
(441) 296-8560	(770) 916-1908

American Safety Insurance Holdings, Ltd. and Subsidiaries

Financial and Operating Highlights

(Unaudited) (in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
INCOME STATEMENT DATA:
Revenues:
Direct earned premiums	$60,473	$58,760	$241,428	$231,419
Assumed earned premiums	13,626	11,721	51,047	40,872
Ceded earned premiums	(13,730)	(13,176)	(59,596)	(71,558)

Net earned premiums	60,369	57,305	232,879	200,733
Net investment income	7,655	8,039	31,338	32,138
Net realized gains (losses)	(345)	171	10,966	2,251
Fee income	815	909	3,309	4,631
Other income	12	(213)	47	(443)

Total revenues	68,506	66,211	278,539	239,310

Expenses:
Losses and loss adjustment expenses	51,370	34,265	169,367	120,295
Acquisition expenses	13,499	12,267	52,506	43,485
Other underwriting expenses	10,919	12,486	42,230	42,158
Interest expense	329	647	1,444	2,677
Corporate and other expenses	451	395	2,262	2,826

Total expenses	76,568	60,060	267,809	211,441

Earnings (loss) before income taxes	(8,062)	6,151	10,730	27,869
Income tax benefit	(3,982)	(3,568)	(3,394)	(2,082)

Net earnings (loss)	(4,080)	9,719	14,124	29,951
Less: Net earnings (loss) attributable to the non-controlling interest	2,828	(917)	3,282	(557)

Net earnings (loss) attributable to ASIH, Ltd.	$(6,908)	$10,636	$10,842	$30,508

Net earnings per share:
Basic	$(0.67)	$1.03	$1.04	$2.96

Diluted	$(0.67)	$0.99	$1.01	$2.87

Weighted average number of shares outstanding:
Basic	10,324,884	10,360,535	10,393,766	10,302,525

Diluted	10,703,156	10,736,776	10,739,174	10,646,104

Loss ratio	85.1%	59.8%	72.7%	59.9%
Expense ratio	39.1%	41.6%	39.3%	40.4%

Combined ratio	124.2%	101.4%	112.0%	100.3%

Net operating earnings:
Net earnings (loss) attributable to ASIH, Ltd.	$(6,908)	$10,636	$10,842	$30,508
Less: Realized investment gains (losses), net of taxes	(350)	197	10,849	1,857

Net operating earnings (loss)	$(6,558)	$10,439	$(7)	$28,651

	At
	12/31/2011	12/31/2010
	(unaudited)
BALANCE SHEET DATA:
Total investments	$883,099	$818,450
Total assets	1,286,532	1,221,253
Unpaid losses and loss adjustment expenses	680,201	649,641
Total liabilities	951,852	902,719
Total shareholders’ equity	334,680	318,534
Book value per share-diluted	$30.80	$29.00

American Safety Insurance Holdings, Ltd. and Subsidiaries

Segment Data

(Unaudited) (Dollars in thousands)

	Three Months Ended December 31, 2011
	Insurance			Other
	E&S	ART	Reinsurance	Run-off	Total
Gross written premiums	$35,828	$19,067	$13,180	$—	$68,075
Net written premiums	29,471	11,243	13,258	—	53,972
Net earned premiums	31,395	15,144	13,830	—	60,369
Fee & other income	4	767	—	56	827
Losses & loss adjustment expenses	5,875	26,820	16,675	2,000	51,370
Acquisition & other underwriting expenses	13,503	6,511	3,171	1,233	24,418

Underwriting profit (loss)	12,021	(17,420)	(6,016)	(3,177)	(14,592)
Net investment income	3,395	2,143	1,830	287	7,655

Pre-tax operating income (loss)	15,416	(15,277)	(4,186)	(2,890)	(6,937)
Net realized losses					(345)
Interest and corporate expenses					780

Loss before income taxes					(8,062)
Income tax benefit					(3,982)

Net loss					$(4,080)
Less: Net earnings attributable to the non-controlling interest					2,828

Net loss attributable to ASIH, Ltd.					$(6,908)

Loss ratio	18.7%	177.1%	120.6%	NM	85.1%
Expense ratio	43.0%	37.9%	22.9%	NM	39.1%

Combined ratio	61.7%	215.0%	143.5%	NM	124.2%

	Three Months Ended December 31, 2010
	Insurance			Other
	E&S	ART	Reinsurance	Run-off	Total
Gross written premiums	$37,939	$21,818	$13,977	$(1)	$73,733
Net written premiums	32,972	13,865	13,119	(1)	59,955
Net earned premiums	30,166	14,574	12,566	(1)	57,305
Fee & other income (expense)	109	761	41	(215)	696
Losses & loss adjustment expenses	16,142	11,736	7,748	(1,361)	34,265
Acquisition & other underwriting expenses	13,216	7,600	3,575	362	24,753

Underwriting profit (loss)	917	(4,001)	1,284	783	(1,017)
Net investment income	5,211	1,257	1,478	93	8,039

Pre-tax operating income (loss)	6,128	(2,744)	2,762	876	7,022
Net realized gains					171
Interest and corporate expenses					1,042

Earnings before income taxes					6,151
Income tax benefit					(3,568)

Net earnings					$9,719
Less: Net loss attributable to the non-controlling interest					(917)

Net earnings attributable to ASIH, Ltd.					$10,636

Loss ratio	53.5%	80.5%	61.7%	NM	59.8%
Expense ratio	43.4%	46.9%	28.1%	NM	41.6%

Combined ratio	96.9%	127.4%	89.8%	NM	101.4%

American Safety Insurance Holdings, Ltd. and Subsidiaries

Segment Data

(Unaudited) (Dollars in thousands)

	Twelve Months Ended December 31, 2011
	Insurance			Other
	E&S	ART	Reinsurance	Run-off	Total
Gross written premiums	$155,534	$83,820	$59,192	$(1)	$298,545
Net written premiums	125,107	57,329	58,183	(1)	240,618
Net earned premiums	119,225	60,667	52,988	(1)	232,879
Fee & other income (expense)	(4)	3,203	—	157	3,356
Losses & loss adjustment expenses	60,532	57,130	49,705	2,000	169,367
Acquisition & other underwriting expenses	53,155	25,582	14,897	1,102	94,736

Underwriting profit (loss)	5,534	(18,842)	(11,614)	(2,946)	(27,868)
Net investment income	18,572	5,681	6,358	727	31,338

Pre-tax operating income (loss)	24,106	(13,161)	(5,256)	(2,219)	3,470
Net realized gains					10,966
Interest and corporate expenses					3,706

Earnings before income taxes					10,730
Income tax benefit					(3,394)

Net earnings					$14,124
Less: Net earnings attributable to the non-controlling interest					3,282

Net earnings attributable to ASIH, Ltd.					$10,842

Loss ratio	50.8%	94.2%	93.8%	NM	72.7%
Expense ratio	44.6%	36.9%	28.1%	NM	39.3%

Combined ratio	95.4%	131.1%	121.9%	NM	112.0%

	Twelve Months Ended December 31, 2010
	Insurance			Other
	E&S	ART	Reinsurance	Run-off	Total
Gross written premiums	$138,166	$88,784	$50,618	$(7)	$277,561
Net written premiums	114,223	62,366	46,658	(7)	223,240
Net earned premiums	102,907	53,752	44,081	(7)	200,733
Fee & other income (expense)	501	3,615	269	(197)	4,188
Losses & loss adjustment expenses	58,119	34,663	28,880	(1,367)	120,295
Acquisition & other underwriting expenses	49,058	22,369	12,872	1,344	85,643

Underwriting profit (loss)	(3,769)	335	2,598	(181)	(1,017)
Net investment income	21,331	4,891	5,231	685	32,138

Pre-tax operating income	17,562	5,226	7,829	504	31,121
Net realized gains					2,251
Interest and corporate expenses					5,503

Earnings before income taxes					27,869
Income tax benefit					(2,082)

Net earnings					$29,951
Less: Net loss attributable to the non-controlling interest					(557)

Net earnings attributable to ASIH, Ltd.					$30,508

Loss ratio	56.5%	64.5%	65.5%	NM	59.9%
Expense ratio	47.0%	34.9%	28.6%	NM	40.4%

Combined ratio	103.5%	99.4%	94.1%	NM	100.3%